AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2001
                                                      REGISTRATION NO. 333-68834
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  E-LOAN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6162                             77-0460084
    (State or other jurisdiction        (Primary Standard Industrial     (I.R.S. Employer Identification No.)
  of incorporation or organization)       Classification Code No.)

              5875 Arnold Road, Suite 100, Dublin, California 94568
                            Telephone: (925) 241-2400

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ----------------------
                                 Matthew Roberts
                             Chief Financial Officer
                                  E-LOAN, INC.
                           5875 Arnold Road, Suite 100
                            Dublin, California 94568
                                 (925) 241-2400
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

  A copy of all communications, including communications sent to the agent for service should be sent to:
                              Roger S. Mertz, Esq.
                     Allen Matkins Leck Gamble & Mallory LLP
                           333 Bush Street, 17th Floor
                         San Francisco, California 94104
                                 (415) 837-1515
                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement as the selling shareholders shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                              PROPOSED MAXIMUM         PROPOSED MAXIMUM
          TITLE OF SECURITIES             AMOUNT TO BE         OFFERING PRICE             AGGREGATE               AMOUNT OF
            TO BE REGISTERED               REGISTERED             PER SHARE             OFFERING PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.001 par value        1,389,000(2)(4)           $5.00(1)               $6,945,000(1)              $1,736.25
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.001 par value        5,907,978(3)(4)           $1.06(1)               $6,262,456(1)              $1,659.55
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.001 par value        2,321,555                 $1.52(5)               $3,528,764(5)              $843.37(6)
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(g) under the Securities Act.

(2) Includes 1,389,000 shares issuable upon the exercise of an outstanding warrant held by the selling security holder.

(3) Includes 5,907,978 shares issuable upon the conversion of a $5,000,000 convertible note at a conversion price of $1.06 per share.

(4) Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the convertible note and exercise of the warrant by reason of adjustment of the conversion and exercise prices in certain circumstances.

(5) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported high and low sales prices on the Nasdaq National Market on December 3, 2001.

(6) Pursuant to Rule 457(a) of the Securities Act of 1933, as amended, the total registration fee of $4,239.17 is offset against the $3,395.80 registration fee that was previously paid to the Commission relating to 7,296,978 shares of Common Stock previously registered by the registrant pursuant to its Registration Statement on Form S-3 filed with the Commission on August 31, 2001.

                             ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS
                  SUBJECT TO COMPLETION DATED DECEMBER 7, 2001

                                9,618,533 SHARES

                                  E-LOAN, INC.

                                  COMMON STOCK
                                   ----------

The security holders of E-LOAN, Inc. listed in this prospectus are offering 9,618,533 shares of E-LOAN's common stock, 7,296,978 shares of which are issuable upon the conversion of a convertible note and exercise of an outstanding warrant.

The convertible note and warrant were sold to the selling security holder in a transaction exempt from registration under the Securities Act. The selling security holder will receive all of the net proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. E-LOAN will not receive any of the proceeds from the sale of the shares except to the extent that we will receive proceeds upon conversion of the convertible note due to the discharge of debt and exercise of the warrant (except if the warrant is exercised on a net exercise basis).

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

E-LOAN's common stock is traded on the Nasdaq National Market under the symbol "EELN." On December 5, 2001, the closing sale price of a share of E-LOAN's common stock was $1.52. E-LOAN's principal executive office is at 5875 Arnold Road, Suite 100, Dublin, California 94568 (telephone: 925-241-2400).

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------

               The date of this prospectus is _____________, 2001

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, shares of E-LOAN common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

     In this prospectus, "E-LOAN," "the Company," "we," "us," and "our" refer to E-LOAN, Inc. and its subsidiaries.

                DISCLOSURE REGARDING FORWARD LOOKING INFORMATION

         The statements contained in this Prospectus that are not historical facts are forward-looking statements. The words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions identify forward-looking statements. These forward-looking statements, such as our plans to increase the number of purchase loans, the relative importance of loans that we originate and sell and growth in the number of applications received, statements regarding development of our business, future operating results, anticipated capital expenditures, the expectations as to the use of the capital resource and the availability of additional financing, and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions and cannot be relied upon. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the company or actual results differing from the assumption underlying such statements. Such risks and assumptions include, but are not limited to, E-LOAN's ability to successfully promote and market its brand to current and new customers, generate customer demand for its products in regions of the country other than California, access additional debt or equity financing in the future, achieve acceptable pricing for its services, respond to increasing competition, manage growth of E-LOAN's operations, as well as regulatory, legislative, and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. All written and oral forward-looking statements made in connection with this Prospectus which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included herein.

                                  OUR BUSINESS

         E-LOAN is a leading online provider of consumer loans, offering borrowers the ability to obtain a suitable loan for their personal financial needs. E-LOAN is a diversified consumer lender offering mortgage loans, home equity lines of credit, auto loans, credit cards and small business loans. E-LOAN originates loans through its website, providing its borrowers with a combination of streamlined technology, personal customer service and cost savings. E-LOAN's website provides borrowers access to a wide range of consumer debt information and interactive tools. Borrowers can determine which loans best suit their particular situation, easily compare loan products, apply online and track their applications from origination to close. E-LOAN intends to become the leading destination for consumer debt and the first national multi-lender consumer brand by offering a broad selection of loan products from leading lenders, along with tools and services to help consumers understand and manage their debt to reduce their overall cost of capital.

         E-LOAN's model transforms the traditional loan process by focusing on all three parts of the loan transaction: point of sale, transaction fulfillment, and sale of the loan to the capital markets. At the point of sale, E-LOAN lowers the cost to consumers and expands the number of lenders consumers typically find in the offline world. For consumers, E-LOAN provides a clear means to compare and contrast the true cost of loan products via its no-hidden-lender-fee pricing strategy. E-LOAN also underwrites and funds large percentages of its loans, which allows E-LOAN the ability to control loan fulfillment, to streamline processes and help eliminate inefficiencies, saving borrowers time and money. Finally, when selling loans E-LOAN sells the servicing value of closed loans to the highest bidder in the capital markets. This allows E-LOAN to offer borrowers the lowest rates available from a broad range of lenders. E-LOAN believes that its business model, which encompasses sales, fulfillment and capital access, allows it to take full advantage of the enormous opportunities in online consumer lending. E-LOAN intends to take advantage of both short and long term cross-selling opportunities across its product line, thereby maximizing the lifetime value of its customer base.

         We were incorporated in California in August 1996, and we reincorporated in Delaware in March 1999. We maintain our executive offices at 5875 Arnold Road, Suite 100, Dublin, California 94568, and our telephone number is (925) 241-2400.

                                  RISK FACTORS

         The following important factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report or presented elsewhere by management from time to time.

WE HAVE A HISTORY OF LOSSES, WE MAY CONTINUE TO INCUR LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

         We have not achieved profitability and may continue to incur operating losses. We incurred net losses of $23.1 million and $9.0 million for the three months ended September 30, 2000 and 2001, respectively. As of September 30, 2001, our accumulated deficit was $218.8 million. Because we expect our operating costs will increase to accommodate expected growth in loan applications, we will need to generate significant revenues to achieve and maintain profitability. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be adversely affected.

WE HAVE A LIMITED OPERATING HISTORY AND CONSEQUENTLY FACE SIGNIFICANT RISKS AND CHALLENGES IN BUILDING OUR BUSINESS

         We were incorporated in August 1996, initiated our online mortgage operations in June 1997 and acquired our online auto operations in September 1999. We cannot assure you that we will be able to operate successfully if a downturn in the mortgage business occurs. As a result of our limited operating history, our recent growth and our reporting responsibilities as a public company, we may need to expand operational, financial and administrative systems and control procedures to enable us to further train and manage our employees and coordinate the efforts of our underwriting, accounting, finance, marketing, and operations departments.

OUR QUARTERLY FINANCIAL RESULTS ARE VULNERABLE TO SIGNIFICANT FLUCTUATIONS AND SEASONALITY, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

         Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. Certain months or quarters have historically experienced a greater volume of purchase money mortgage and auto loan applications and funded loans. As a result, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

INTEREST RATE FLUCTUATIONS COULD SIGNIFICANTLY REDUCE CUSTOMERS' INCENTIVE TO REFINANCE EXISTING MORTGAGE LOANS

         A significant percentage of our mortgage customers use our services to refinance existing mortgages and they are motivated to do so primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates significantly increase, consumers' incentive to refinance will be greatly reduced and the number of loans that we originate could significantly decline.

OUR ABILITY TO ENGAGE IN PROFITABLE SECONDARY SALES OF LOANS MAY ALSO BE ADVERSELY AFFECTED BY INCREASES IN INTEREST RATES

         The mortgage loan purchase commitments we obtain are contingent upon our delivery of the relevant loans to the purchasers within specified periods. To the extent that we are unable to deliver the loans within the specified periods and interest rates increase during those periods, we may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining our warehouse and repurchase lines of credit on which we depend to fund the loans we originate. We have implemented a hedging program to manage the risk of loss due to fluctuations in interest rates, but our hedging efforts may not be successful, and no hedging strategy can completely eliminate interest rate risk. A sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgages committed through us to either delay closing their loans or refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or quarterly results of operations.

OUR HEDGING STRATEGY MAY NOT SUCCEED IN REDUCING OUR EXPOSURE TO LOSSES CAUSED BY FLUCTUATIONS IN INTEREST RATES

         We attempt to manage our interest rate risk exposure through hedging transactions using a combination of forward sales of mortgage-backed securities and forward whole-loan sales to fix the sales price of loans we expect to fund. An effective hedging strategy is complex, and we have limited experience administering a hedging program. A successful hedging program depends in part on our ability to properly estimate the number of loans that will actually close and is subject to fluctuations in the prices of mortgage-backed securities, which do not necessarily move in tandem with the prices of loans we originate and close. To the extent that we implement a hedging strategy but are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the closed loans we have originated, our gains on sales of mortgage loans will be reduced, or we will experience a net loss on those sales.

UNCERTAINTY WITH RESPECT TO THE TIME IT TAKES TO CLOSE MORTGAGE LOANS CAN LEAD TO UNPREDICTABLE REVENUE AND PROFITABILITY

         The time between the date an application for a mortgage loan is received from a customer on our website and the date the loan closes can be lengthy and unpredictable. The loan application and approval process is often delayed due to factors over which we have little or no control, including the timing of the customer's decision to commit to an available interest rate, the close of escrow date for purchase loans, the timeliness of appraisals and the adequacy of the customer's own disclosure documentation. Purchase mortgage loans generally take longer to close than refinance loans as they are tied to the close of the property sale escrow date. This uncertain timetable can have a direct impact on our revenue and profitability for any given period. We may expend substantial funds and management resources supporting the loan completion process and never generate revenue from closed loans. Therefore, our results of operations for a particular period may be adversely affected if the mortgage loans applied for during that period do not close in a timely manner or at all.

WE HAVE RECENTLY EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS, AND IF WE ARE UNABLE TO MANAGE THIS GROWTH, OUR BUSINESS WILL BE ADVERSELY AFFECTED

         Over the past two years we have experienced significant growth, which has placed a strain on our resources and will continue to do so in the future. Our failure to manage this growth effectively could adversely affect our business. We may not be successful in managing or expanding our operations or maintaining adequate management, financial and operating systems and controls. Our headcount has grown substantially. At September 30, 1999 and 2001, we had 267 and 386 full-time employees, respectively.

IF ONLINE LENDING AND OUR SERVICE OFFERINGS DO NOT ACHIEVE WIDESPREAD CONSUMER ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED

         Our success will depend in large part on widespread consumer acceptance of obtaining mortgage and auto loans online. The development of an online market for mortgage and auto loans has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. Our future growth, if any, will depend on the following critical factors:

o the growth of the Internet as a commerce medium generally, and as a market for consumer financial products and services, specifically;

o our ability to successfully and cost-effectively market our services to a sufficiently large number of customers; and

o our ability to overcome a perception among many real estate market participants that obtaining mortgages online is risky for consumers.

         We cannot assure you that the market for our services will develop, that our services will be adopted or that consumers will significantly increase their use of the Internet for obtaining mortgage or auto loans. If the online market for mortgage and auto loans fails to develop, or develops more slowly than expected, or if our services do not achieve widespread market acceptance, our business, results of operations and financial condition would be adversely affected.

THE LOSS OF ONE OR MORE OF OUR SIGNIFICANT DISTRIBUTION PARTNERS WOULD ADVERSELY AFFECT OUR BUSINESS

         We rely on Internet distribution partners to direct a significant number of prospective customers to our website. If we lose any of our significant distribution partners, we will likely fail to meet our growth objectives, both in terms of additional borrowers and increased brand awareness. In the aggregate, approximately 39% and 69% of our mortgage and auto loan applications, respectively, were derived from the websites of our distribution partners during the three months ended September 30, 2001. Our agreements with our distribution partners are typically short-term, from one to four years in length, and most can be terminated for any reason upon 30 to 60 days prior written notice. We cannot assure you that any or all of these agreements will not be terminated or will be renewed or extended past their current expiration dates. If any of these agreements were to be terminated or were to lapse without extension, we could lose a considerable number of loan applications and our business would be adversely affected.

THE TERMINATION OF ONE OR MORE OF OUR MORTGAGE FUNDING SOURCES WOULD ADVERSELY AFFECT OUR BUSINESS

         We depend on GMAC Bank, formerly GE Capital Mortgage Services, Inc. ("GE Capital"), to finance our self-funded mortgage loan activities through the warehouse credit facility they provide. We also depend on Greenwich Capital Financial Products, Inc. ("Greenwich Capital") to finance portions of our mortgage loan inventory pending ultimate sale to mortgage loan purchasers. If either of these warehouse credit facilities becomes unavailable, our business would be adversely affected. Under our agreements with each of these lenders, we make extensive representations, warranties and various operating and financial covenants. A material breach of these representations, warranties or covenants on either or both lines could result in the termination of our agreements and an obligation to repay all amounts outstanding at the time of termination. In the past, we have had to obtain waivers from Greenwich Capital and GE Capital as a result of our failure to comply with covenants regarding the issuance of capital stock, excess asset purchases and the breach of financial ratios. Our agreement with Greenwich Capital expires in February 2002 and our agreement with GMAC Bank expires in March 2002. Upon expiration of these agreements management intends to renew or extend the warehouse credit facilities. However, we cannot assure you that these agreements will be renewed or extended past their current expiration dates, and additional sources of funding for our mortgage loans may not be available on favorable terms or at all.

THE TERMINATION OF OUR AUTO LINE OF CREDIT WOULD ADVERSELY AFFECT OUR BUSINESS

         We have obtained a line of credit from Bank One, NA, to finance the funding of our auto loans, and it is our sole facility for auto loan fundings. If this credit facility becomes unavailable, our business would be adversely affected. Under our line of credit agreement, we make extensive representations, warranties and various operating and financial covenants. A material breach of these representations, warranties or covenants could result in the termination of the facility and an obligation to repay all amounts outstanding at the time of termination. In the past, with respect to our mortgage warehouse lines, we have had to obtain waivers from Greenwich Capital and GE Capital as a result of our failure to comply with covenants regarding the issuance of capital stock, excess asset purchases and the breach of financial ratios. Our line of credit with Bank One, NA expires April 1, 2002.

WE ARE DEPENDENT ON PRIMARILY ONE LENDING SOURCE FOR ALL OF OUR HOME EQUITY BUSINESS

         Currently, the majority of our home equity loans are funded through Wells Fargo Bank pursuant to a Home Equity Loan/Line Purchase Agreement. We currently rely on Wells Fargo Bank's underwriting system for the processing of the majority of our home equity loans. If Wells Fargo Bank is unable to underwrite or fund our home equity loans, we may experience delays in processing loans or an inability to accept or process home equity loan applications until we are able to secure new sources of funding. Sufficient additional sources of funding for our home equity loans may not be available on favorable terms or at all.

IF WE DO NOT INCREASE THE NUMBER OF AUTO LOAN LENDERS WHO FUND THROUGH OUR SITE OUR AUTO LOAN BUSINESS WILL NOT GROW

         To grow our auto loan business, we must broaden our offering of auto loans to a wide range of credit profiles. In order to fund auto loans to applicants throughout the credit spectrum, we must increase the number of lenders who make their loan products available through our site. We cannot assure you that we will be able to enter into arrangements with a sufficient number of other auto loan lenders on favorable terms or at all.

WE DEPEND ON THE TIMELY AND COMPETENT SERVICES OF VARIOUS COMPANIES INVOLVED IN THE MORTGAGE PROCESS; IF THESE COMPANIES FAIL TO TIMELY AND COMPETENTLY DELIVER THESE SERVICES, OUR BUSINESS AND REPUTATION WILL BE DIRECTLY AND ADVERSELY AFFECTED

         We rely on other companies to perform services related to the loan underwriting process, including appraisals, credit reporting and title searches. Any interruptions or delays in the provision of these services may cause delays in the processing and closing of loans for our customers. If we are unsuccessful in managing the timely delivery of these services we will likely experience increased customer dissatisfaction and our business and reputation could be adversely affected.

THE LOSS OF OUR RELATIONSHIP WITH ANY OF OUR SIGNIFICANT PROVIDERS OF AUTOMATED UNDERWRITING WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

         We depend on automated underwriting and other services offered by government sponsored and other mortgage investors, including Fannie Mae and Freddie Mac ("Agencies"), to help ensure that our mortgage services can be offered efficiently and on a timely basis. We currently have an agreement with the Agencies that authorizes our use of their automated underwriting services and enables us to sell qualified first mortgages to these Agencies. We cannot assure you that we will remain in good standing with the Agencies or that the Agencies will not terminate our relationship. We expect to continue to process a significant portion of our conforming mortgage loans using the Agencies' systems until we are able to obtain automated underwriting services from other providers. Our agreement with the Agencies can be terminated by either party. We utilize an automated underwriting system provided by ZOOT(TM) for our home equity loan business. The termination of our agreements with the Agencies or ZOOT(TM) would adversely affect our business by reducing our ability to streamline the mortgage origination process.

WE MAY INCUR LOSSES ON LOANS IF WE BREACH REPRESENTATIONS OR WARRANTIES TO MORTGAGE OR AUTO LOAN PURCHASERS

         In connection with the sale of mortgage and auto loans, we make customary representations and warranties to loan purchasers relating to, among other things, compliance with laws and origination practices. In the event we breach any of these representations and warranties, we may be required to repurchase or substitute these loans and bear any subsequent losses on the repurchased loans. We may also be required to indemnify mortgage and auto loan purchasers for these losses and claims with respect to loans for which there was a breach of representations and warranties. In addition, many of our agreements with mortgage and auto loan purchasers prohibit our solicitation of borrowers with respect to the refinancing of loans we originate and sell. The loan purchasers under our mortgage loan purchase agreements may construe our continuing mortgage monitoring service as violating these non-solicitation provisions, in which case they may elect to terminate their agreements with us or may seek recovery from us for damages sustained by them. Many of our agreements with mortgage and auto loan purchasers prohibit us from refinancing mortgage and auto loans for specified time periods, unless we pay penalties to the loan purchasers or obtain their consent. Many of these agreements also require us to return any premiums paid by a mortgage or auto loan purchaser if the loans purchased are prepaid in full during periods of up to 12 months following the date the loan is purchased.

THE CONSUMER LENDING INDUSTRY IS INTENSELY COMPETITIVE, AND IF WE FAIL TO SUCCESSFULLY COMPETE IN THIS INDUSTRY, OUR MARKET SHARE AND BUSINESS WILL BE ADVERSELY AFFECTED

         The market for the origination of consumer loans is rapidly evolving, both online and through traditional channels, and competition for borrowers is intense and is expected to increase significantly in the future. E-LOAN faces competition from offline mortgage brokers and auto dealers, who as a group provide the majority of mortgage loans, HELOCs, and auto loans, respectively. In addition, E-LOAN competes directly with companies offering mortgage and auto loans over the Internet. Principal among these competitors are E-Trade Mortgage, Intuit QuickenLoans, LendingTree, and PeopleFirst. Traditional lenders, including Countrywide, Wells Fargo and Bank of America, also provide access to their loan offerings over the Internet. Increased competition, particularly online competition, could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. Further, we cannot assure you that E-LOAN's competitors and potential competitors will not develop services and products that are equal or superior to those of E-LOAN or that achieve greater market acceptance than its products and services.

         To compete successfully, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance and expand our services, as well as our sales and marketing channels. Auto manufacturer's subsidy of rates of interest and finance charge could adversely affect our ability to offer competitive interest rates for our auto loans, and the number of loans that we originate could significantly decline. We may not be able to compete successfully in our market environment and our failure to do so could have an adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO COMPLY WITH THE NUMEROUS LAWS AND REGULATIONS THAT GOVERN OUR INDUSTRY, OUR BUSINESS COULD BE ADVERSELY AFFECTED

         Our business must comply with all applicable state and federal laws, and with extensive and complex rules and regulations and licensing and examination requirements of, various federal, state and local government authorities. These rules impose obligations and restrictions on our mortgage and auto loan brokering and lending activities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees we may assess, require extensive disclosure to our customers, prohibit discrimination and impose on us multiple qualification and licensing obligations. We may not always have been and may not always be in compliance with these requirements. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, voiding of loan contracts or security interests, indemnification liability or the obligation to repurchase loans sold to loan purchasers, rescission of mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability.

ANY ACQUISITIONS THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE AND COULD DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS

         In September 1999, we acquired Electronic Vehicle Remarketing, Inc., and we may acquire or make investments in other complementary businesses, technologies, services or products in the future. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. In the past, we have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services, or technologies, and we expect to have additional discussions in the future. If we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology, and software. In addition, the key personnel of the acquired company may decide not to work for us. We could also have difficulty in integrating the acquired products, services or technologies into our operations, and we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS OR KEY PERSONNEL WOULD LIKELY HAVE AN ADVERSE EFFECT ON OUR BUSINESS

         Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly co-founder Chris Larsen, Chief Executive Officer and Chairman of the Board of Directors, as well as Joseph Kennedy, President and Chief Operating Officer. The loss of the services of Mr. Larsen and Mr. Kennedy or other key employees, would also likely have an adverse effect on our business, results of operations and financial condition. We have not entered into employment agreements with any of our executives, except Mr. Kennedy, and we do not maintain "key person" life insurance for any of our personnel.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED

         Competition for personnel throughout our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. Our future success depends on our continuing to attract, retain and motivate highly skilled employees, particularly with respect to our loan processing functions. We have in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

OUR BUSINESS WILL BE IMPAIRED IF CONSUMERS DO NOT CONTINUE TO USE THE INTERNET

         Our business will be adversely affected if Internet usage does not continue to grow, particularly by home and auto buyers. A number of factors may inhibit Internet usage by consumers, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, many websites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of our website, could grow more slowly or decline.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO EXPAND AND PROMOTE OUR BRAND RECOGNITION

         Establishing and maintaining our brand is critical to attracting and expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We cannot ensure that our brand will be positively accepted by the market or that our reputation will be strong. Promotion and enhancement of our brand will also depend, in part, on our success in providing a high-quality customer experience. We cannot ensure that we will be successful in achieving this goal. To date, we have received customer complaints regarding the quality of our service. If these complaints persist, they may significantly damage our reputation and offset the efforts we make in promoting and enhancing our brand and could have an adverse effect on our business, results of operations and financial condition. If visitors to our website do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received, the value of our brand could be diluted, thereby decreasing the attractiveness of our service to potential customers.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ADOPT TO THE RAPID TECHNOLOGICAL CHANGE THAT CHARACTERIZES OUR INDUSTRY

         Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We rely on third party software products and services, including software related to automated underwriting functions, which will enable us to realize processing efficiencies that are central to our operations. If we are unable to integrate this software in a fully functional manner, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, enhancements of our products and services must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

ANY OUTAGES, DELAYS OR OTHER DIFFICULTIES EXPERIENCED BY THE INTERNET SERVICE PROVIDERS, ONLINE SERVICE PROVIDERS OR OTHER WEBSITE OPERATORS ON WHICH OUR USERS DEPEND COULD ADVERSELY AFFECT OUR BUSINESS

         Our website has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our users depend on Internet service providers, online service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Additionally, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could adversely affect our business.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SAFEGUARD THE SECURITY AND PRIVACY OF OUR CUSTOMERS' FINANCIAL DATA

         Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by any breaches that occur. We also retain on our premises personal financial documents that we receive from prospective borrowers in connection with their loan applications. These documents are highly sensitive and if a third party were to misappropriate our customers' personal information, customers could possibly bring legal claims against us. We cannot assure you that our privacy policy will be deemed sufficient by our prospective customers or any federal or state laws governing privacy, which may be adopted in the future.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES OR IF WE ARE INVOLVED IN LITIGATION

         Trademarks and other proprietary rights are important to our success and our competitive position. Although we seek to protect our trademarks and other proprietary rights through a variety of means, we cannot assure you that the actions we have taken are adequate to protect these rights. We may also license content from third parties in the future, and it is possible that we could face infringement actions based upon the content licensed from these third parties. Trademark or propriety rights claims against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if any of these claims are proved valid, through litigation or otherwise, we may be required to change our trademarks and pay financial damages, which could adversely affect our business.


                                 USE OF PROCEEDS

         E-LOAN will not receive any proceeds from the sale of the shares by the selling security holders except to the extent that we will receive proceeds upon the conversion of the convertible note due to the discharge of debt and the exercise of the warrant (except if the warrant is exercised on a net exercise basis). We intend to use any proceeds from the conversion of the note and exercise of the warrant for general corporate purposes. All proceeds from the sale of the shares will go to the selling security holders who offer and sell their shares.

                            SELLING SECURITY HOLDERS

         The following table sets forth information with respect to the number of shares of common stock owned by the selling security holders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling security holders may offer the shares for resale from time to time. Of the shares being offered hereby, 2,321,555 were acquired by a selling security holder in connection with the Company's acquisition of all of the outstanding capital stock of Electronic Vehicle Remarketing, Inc. and 7,296,978 shares are issuable upon conversion of a convertible note and exercise of a warrant acquired by a selling security holder in connection with a Note Purchase Agreement dated July 12, 2001.

         The shares of common stock, convertible note and warrant were issued pursuant to an exemption from the registration requirements of the Securities Act. In connection with these transactions we entered into two registration rights agreements pursuant to which we agreed to register the shares of common stock and the shares issuable upon exercise of the convertible note and warrant on the registration statement of which this prospectus is part. The registration rights agreements also include certain indemnification arrangements with the selling security holders. Shares of common stock subject to notes and warrants are treated as outstanding and to be beneficially owned by the person holding the notes and warrants for the purpose of computing the percentage ownership of the person and are listed below under the "Number of Shares Owned prior to Offering" column below, but these notes and warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         The information provided in the table below with respect to each selling security holder has been obtained from that selling security holder. Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by each selling security holder after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

         On April 25, 2000 we entered into a Marketing Agreement with an affiliate of The Charles Schwab Corporation, pursuant to which The Charles Schwab Corporation has agreed to provide certain marketing services to us, including the development of a co-branded web site on which we will offer our services to The Charles Schwab Corporation's customers. Additionally, Daniel O. Leemon, Executive Vice President and Chief Strategy Officer of The Charles Schwab Corporation, has served as a director of the Company since July 2000.

          On September 17, 1999, the Company acquired Electronic Vehicle Remarketing, Inc. ("EVRI"), an online auto loan provider and subsidiary of Banc of America Auto Finance Corp. Following the acquisition, the Company and Banc of America Auto Finance Corp. maintained a business arrangement for the processing and funding of auto loans while the transition of the auto operations from EVRI to the Company occurred. Kenneth D. Lewis, Chairman and Chief Executive Officer of Bank of America Corporation, the parent of Banc of America Finance Corp., served as a director of the Company from December 1999 through June 2000. Additionally, Bank of America is and has been one of the investors to whom the Company sells mortgage loans under a correspondent lending arrangement.

         The following table sets forth (i) the number of outstanding shares, including shares issuable within 60 days of November 26, 2001 pursuant to convertible notes, options or warrants, beneficially owned and the percentage ownership of the selling security holders prior to the offering, (ii) the aggregate number of shares offered by the selling security holders pursuant to this prospectus and (iii) the number of shares beneficially owned by the selling security holders and the percentage ownership assuming the sale of all of the shares offered by the selling security holders pursuant to this prospectus.


                                            SHARES                       NUMBER OF    SHARES BENEFICIALLY OWNED
                                          BENEFICIALLY                     SHARES          AFTER OFFERING
                                          OWNED PRIOR     ADDITIONAL       BEING      ------------------------
NAME                                     TO OFFERING(1)    SHARES(2)      OFFERED        NUMBER    PERCENTAGE(3)
-------------------------------          --------------   ----------    -----------   ---------    ------------
The Charles Schwab Corporation             15,272,647      1,190,997     7,296,978    9,166,666         15%
Banc of America Auto Finance Corp.          2,321,555              0     2,321,555            0          0%
                                          ===========      =========     =========    =========         ===
TOTAL................................      17,594,202      1,190,997     9,618,533    9,166,666         15%
                                          ===========      =========     =========    =========         ===

(1) Includes (i) 4,716,981 shares issuable upon conversion of a $5,000,000 convertible note dated July 12, 2001 with a conversion price of $1.06 per share; (ii) 6,500,000 shares issuable upon exercise of a warrant dated April 25, 2000 at an exercise price of $3.75 per share granted to Charles Schwab & Co., Inc., a wholly-owned subsidiary of The Charles Schwab Corporation; and (iii) 1,389,000 shares issuable upon exercise of a warrant dated July 12, 2001 at an exercise price of $5.00 per share granted to Charles Schwab & Co., Inc., an affiliate of The Charles Schwab Corporation.

(2) Includes an additional 1,190,997 shares which the convertible note may or may not be convertible into. As of the date of this prospectus the convertible note is convertible into 4,716,981 shares of common stock. However, upon the occurrence of certain contingent events the interest rate under the convertible note, initially set at 8%, could be increased to 15%, which would result in the note converting into a greater amount of shares of common stock than if the interest rate had remained at 8%. In order to register a sufficient amount of shares of common stock to allow for conversion of all principal and interest owing under the note upon its maturity, the Company is registering the total amount of shares issuable under the convertible note assuming an interest rate of 15% throughout the term of the note. As a result of which, the Company is registering 5,907,978 shares for issuance upon conversion of the convertible note, or 1,190,997 shares more than if all principal and interest owing under the convertible note were converted as of the date of this prospectus.

(3) Percentages are based upon the assumption that upon the completion of this offering the selling security holders have sold the common stock listed as "Number of Shares Being Offered" and "Additional Shares" and are computed on the basis of 54,003,542 shares of common stock issued and outstanding as of November 26, 2001.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the selling security holders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the common stock of E-LOAN may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or purchasers of the shares, for whom they may act as agent (which compensation may be in excess of customary commissions).

         The aggregate proceeds to the selling security holders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by E-LOAN. The selling security holders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, the specific shares of common stock to be sold, the names of the selling security holders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement. We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares.

         This offering will terminate on the date on which all shares offered hereby have been sold by the selling security holders. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus. There can be no assurance that the selling security holders will sell any or all of the shares of E-LOAN common stock offered by it hereunder.

                                     EXPERTS

         The financial statements of the Company incorporated in the prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 (as amended by Form 10-K/A filed on April 23, 2001) have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                LEGAL PROCEEDINGS

         We have been named as a defendant in five related lawsuits filed in the Federal District Court for the Southern District of New York between August 10, 2001 and September 25, 2001. The lawsuits purport to be class actions filed on behalf of the plaintiffs and others similarly situated. They name as defendants E-LOAN, Christian Larsen, Janina Pawlowski, Frank Siskowski, Goldman Sachs & Co., Inc., FleetBoston Robertson Stephens, Inc., Merrill Lynch Pierce Fenner & Smith Incorporated, Credit Suisse First Boston Corp. and J.P. Morgan Chase & Co. The lawsuits allege, among other things, that Goldman Sachs & Co., Inc., FleetBoston Robertson Stephens, Inc., Merrill Lynch Pierce Fenner & Smith Incorporated, Credit Suisse First Boston Corp. and J.P. Morgan Chase & Co. violated Section 12(a) of the Securities Act of 1933 by receiving excessive and undisclosed commissions and fees, and by entering into unlawful private agreements with brokers' customers, and that all defendants violated Section 11 of the

Securities Act of 1933, and Section 10(b) and Rule 10b-5 under the
Securities Exchange Act of 1934 by making material false and misleading statements in our initial public offering prospectus concerning brokers' commissions and private agreements with brokers' customers. The plaintiffs in each action seek to recover damages on behalf of all those who purchased or otherwise acquired E-LOAN securities during the respective class period. We have been served with two of the complaints and have entered into a stipulation with plaintiffs' counsel for an extension of time to respond to the complaint. We intend to vigorously defend these lawsuits.

         The Company is subject to various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on the Company's results of operations, financial position or liquidity.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for E-LOAN by Allen Matkins Leck Gamble & Mallory LLP, San Francisco, California.

         We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of December 7, 2001. You should not assume this prospectus is accurate as of any other date.

                WHERE TO FIND ADDITIONAL INFORMATION ABOUT E-LOAN


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.


                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") until the selling security holder sells all the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-68834). The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the fiscal year ended
December 31, 2000, filed April 2, 2001 (as amended by Form 10-K/A filed on April 23, 2001);

         2. Our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2001 (as amended by Form 10-Q/A filed on May 25, 2001), the fiscal quarter ended June 30, 2001, filed on August 14, 2001, the fiscal quarter ended September 30, 2001, filed on November 14, 2001, and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year ended December 31, 2000;

         3. The description of our Common Stock contained in our registration statement filed on Form S-1 (Registration No. 333-74945) on March 24, 1999, as amended, which registration statement became effective on June 28, 1999; and

         4. All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by written or oral request to the following address: Chief Financial Officer, E-LOAN, Inc., 5875 Arnold Road, Suite 100, Dublin, California 94568; telephone number (925) 241-2400.

                          ----------------------------

                                TABLE OF CONTENTS
                                                                        PAGE
Prospectus Summary...................................................    1
Disclosure Regarding Forward looking information.....................    2
Our Business.........................................................    2
Risk Factors.........................................................    3
Use of Proceeds......................................................    10
Selling Security Holders.............................................    10
Plan of Distribution.................................................    12
Experts..............................................................    12
Legal Proceedings ...................................................    12
Legal Matters........................................................    13
Where to Find Additional Information About E-LOAN....................    13
Information Incorporated by Reference................................    13

                                9,618,533 SHARES

                                  COMMON STOCK

                          -----------------------------

                                   PROSPECTUS

                         ------------------------------

                                  E-LOAN, INC.
























                                December 7, 2001

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                          Amount to be paid
                                                         ------------------
SEC registration fee...............................           $4,239.17
Printing expenses..................................             $500.00
Legal fees and expenses............................           $7,500.00
Accounting fees and expenses.......................           $7,500.00
     Total.........................................          $19,739.17


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         E-LOAN's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

o    breach of their duty of loyalty to the corporation or its stockholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

o any transaction from which the director derived an improper personal benefit.

         The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, including injunctive relief or rescission.

         E-LOAN's Bylaws provide that E-LOAN shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. E-LOAN believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. E-LOAN's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit indemnification.

         E-LOAN has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its Bylaws. These agreements, among other things, indemnify E-LOAN's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by or in the right of E-LOAN arising out of that person's services as a director, officer, employee, agent or fiduciary of E-LOAN, any subsidiary of E-LOAN or any other company or enterprise to which the person provides services at the request of E-LOAN. E-LOAN believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

         The registration rights agreements entered into between the E-LOAN and the selling security holder in connection with acquisition of the shares of common stock offered hereby provides that E-LOAN will indemnify the selling security holder against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

EXHIBIT NO.       DESCRIPTION
     4.1(1)       Registration Rights Agreement dated September 17, 1999 between E-LOAN, Inc. and Banc of America
                  Auto Finance Corp.
     4.2(2)       Stock Purchase Warrant dated as of February 23, 2001 granting Charles Schwab & Co., Inc. the right to purchase 1,389,000 shares of E-LOAN's common stock.
     4.3(3)       8% Convertible Note dated as of July 12, 2001 in the amount of $5,000,000.
     4.4(4)       Note Purchase Agreement dated July 12, 2001 between E-LOAN, Inc. and The Charles Schwab
                  Corporation.
     4.5(5)       Registration Rights Agreement dated July 12, 2001 by and between E-LOAN, Inc. and The Charles
                  Schwab Corporation.
     5.1          Opinion of Allen Matkins Leck Gamble & Mallory LLP.
    23.1          Consent of PricewaterhouseCoopers LLP, Independent Accountants.
    23.2          Consent of Counsel (included in Exhibit 5.1).
    24.1          Power of Attorney (contained in signature pages).

(1) Incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K, filed on October 1, 1999.

(2) Incorporated by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 14, 2001.

(3) Incorporated by reference to Exhibit 4.4 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 14, 2001.

(4) Incorporated by reference to Exhibit 10.12 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 14, 2001.

(5) Incorporated by reference to Exhibit 10.14 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 14, 2001.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on December 7, 2001.

                             E-LOAN, INC.


                             By: /s/ Christian A. Larsen
                             -------------------------------------------------
                              Christian A. Larsen, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                      Office                        Date
---------------------------------------    -------------------------------------      -----------------
  /s/  Christian A. Larsen                 Chief Executive Officer (Principal          December 7, 2001
---------------------------------------    Executive Officer) and Director
       Christian A. Larsen

     /s/ Joseph J. Kennedy                 President, Chief Operating Officer and      December 7, 2001
---------------------------------------    Director
         Joseph J. Kennedy

       /s/ Matthew Roberts                 Chief Financial Officer (Principal          December 7, 2001
---------------------------------------    Financial and Accounting Officer)
           Matthew Roberts

                  *                                                                    December 7, 2001
---------------------------------------    Director
           Ira M. Ehrenpreis

                  *                                                                    December 7, 2001
---------------------------------------    Director
           Robert C. Kagle

                  *                                                                    December 7, 2001
---------------------------------------    Director
           Daniel Leemon

                  *                                                                    December 7, 2001
---------------------------------------    Director
           Wade Randlett

*By:      /s/ Christian A. Larsen
          ---------------------------------------------------
          Christian A. Larsen, Attorney-in-fact

                                   E-LOAN INC.


                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

SEQUENTIAL
EXHIBIT  NO.        DESCRIPTION                                                             PAGE NO.
----------          -----------                                                             --------
       5.1           Opinion of Allen Matkins Leck Gamble & Mallory LLP.                        5.1-1
      23.1           Consent of PricewaterhouseCoopers LLP, Independent Accountants.           23.1-1
      23.2           Consent of Counsel (included in Exhibit 5.1).                              5.1-1












                                      -i-